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A Tribune Publishing Company

News Release

Los Angeles Times Media Group Appoints
Austin Beutner as Publisher & CEO

Entrepreneur, Philanthropist and Public Servant to Report to Jack Griffin, CEO of Tribune Publishing Company

Beutner Succeeds Eddy W. Hartenstein, Recently Named as Non-Executive Chairman
of Tribune Publishing Company Board of Directors

LOS ANGELES, August 11, 2014 - The Los Angeles Times Media Group (LATMG) today announced the appointment of entrepreneur, philanthropist and public servant Austin Beutner as its new Publisher and CEO, effective immediately. Beutner will oversee the company’s diverse portfolio of businesses, including the flagship Los Angeles Times, its leading digital properties and numerous local publications.
Beutner succeeds Eddy W. Hartenstein, who recently assumed the role of non-executive Chairman of the Tribune Publishing Board. In his new position, Beutner will report to Tribune Publishing Company CEO Jack Griffin.
“Austin’s distinguished career in business, philanthropy and public service makes him the perfect choice to lead the iconic Los Angeles Times,” Griffin said. “His deep and intimate knowledge of Los Angeles and California are significant and very meaningful as he takes the reins of one of America’s most important media brands. Building upon the strong foundation laid by Eddy Hartenstein, Austin will lead an inspired team of talented professionals. We welcome him to the Los Angeles Times Media Group and to Tribune Publishing Company.”
Griffin added: “On behalf of everyone at Tribune Publishing Company and The Times, I would like to thank Eddy for his tremendous leadership these past six years. We are all fortunate that he will continue to provide his wise counsel and leadership as Chairman of our Company.”
“Austin’s leadership will complement the outstanding team we have in place at the Los Angeles Times,” said Hartenstein. “He brings with him a deep love of journalism and our Southern California communities, as well as an impressive record of public service-and a can-do spirit.”
Beutner was co-founder, President and co-CEO of Evercore Partners, which he helped build into one of the leading independent investment banks in the world. Earlier in his career, he worked at the Blackstone Group, and at age 29 became the firm’s youngest partner. He left Blackstone for the U.S. government, where he led a U.S. effort to help Russia transition to a market economy after the collapse of the Soviet Union.
In 2010, Beutner accepted a $1 annual salary to serve as First Deputy Mayor and Jobs Czar for the City of Los Angeles. He currently serves as Board Chairman of CalArts, The Broad Stage and the Mammoth Mountain Community Foundation; on the boards of The California Nature Conservancy, the Los Angeles Fund for Public

Education, the Pacific Council on International Relations, and the U.S. Ski and Snowboard Team Foundation; and is a member of the Council on Foreign Relations. In 2012, he created Vision To Learn, a nonprofit that provides free eyeglasses to children in low-income communities in California. Beutner serves as the 14th Publisher in the more than 132-year history of the Los Angeles Times.
“As an avid reader of the Los Angeles Times, I recognize the role it plays as a civic conscience for our city, region and state,” said Beutner. “We need a strong and independent press for our community to thrive. Los Angeles and California are where America and the world come to see its future, and with a renewed energy and focus, The Times can inform all of us. I’m honored to become part of The Times’ storied 132-year tradition of excellence.”
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About the Los Angeles Times Media Group
The Los Angeles Times Media Group (LATMG) businesses and affiliates include the Los Angeles Times, The Envelope, Times Community News and Hoy Los Angeles and reach approximately 5 million or 36% of all adults in the Southern California marketplace. LATMG also owns California Community News, LLC, operates Tribune Direct LA and is part of Tribune Publishing Company, a diversified media and marketing solutions company that delivers innovative experiences for audiences and advertisers across all platforms.

The flagship Los Angeles Times is the largest metropolitan daily newspaper in the country, with a readership of 1.4 million Monday through Saturday and 2.5 million on Sunday, more than 23 million unique latimes.com visitors monthly and a combined print and online local weekly audience of 4.1 million. The Pulitzer Prize-winning Times has been covering Southern California for more than 132 years. Additional information is available at http://latimes.com/aboutus.

About Tribune Publishing Company
Tribune Publishing Company is a diversified media and marketing solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 10 award-winning daily titles, more than 60 digital properties and more than 150 verticals in markets including Los Angeles; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa.; and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy and El Sentinel, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing is headquartered in Chicago. For more information, please visit www.tribpub.com.

Press Contacts:                Investor Contact:
Nancy Sullivan                Sandy Martin
Vice President, Communications        Vice President, Corporate Finance & Investor Relations
Los Angeles Times                Tribune Publishing Company
213-237-6160                    469-528-9360
nancy.sullivan@latimes.com            smartin@tribune.com

Matthew Hutchison
Senior Vice President, Communications
Tribune Publishing Company
312-222-3305
mhutchison@tribune.com